Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2013 Performance Update

The Frontier Fund Supplement Dated November 30, 2013 to Prospectus Dated April 30, 2013.

The Frontier Fund Class 1 New

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

	November 30, 2013	November 30, 2013
The Frontier Fund Class 1 New	MTD	YTD	NAV / Unit
Frontier Diversified Series-1	5.84%	-9.14%	$85.77
Frontier Long/Short Commodity Series-1a	-1.28%	-15.33%	$91.94
Frontier Masters Series-1	3.72%	-7.83%	$93.19

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of November 30, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$478,859.85
Unrealized trading gain (loss)	1,549,733.77
Less: Commissions	(46,862.16)
Less: Trading Fee paid to Managing Owner	(58,856.15)
Interest income	23,828.40

Total Income	1,946,703.71
EXPENSES
Broker service fees	49,656.96
Incentive fees	103,306.77
Management fees	43,214.41

Total Expenses	196,178.14

Net Income (Loss)	$1,750,525.57

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	395,358.09532	$32,039,103.07	$81.04
Current month additions	26.05710	2,147.45
Current month redemptions	(38,909.56767)	(3,216,102.42)
Net income (loss) for current month		1,750,525.57	4.73

Net asset value, end of current month	356,474.58475	$30,575,673.67	$85.77

	Monthly rate of return		5.84%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$25,829.35
Unrealized trading gain (loss)	(101,726.14)
Less: Commissions	(7,993.19)
Less: Trading Fee paid to Managing Owner	(18,181.75)
Interest income	8,648.76

Total Income	(93,422.97)
EXPENSES
Broker service fees	15,341.09
Incentive fees	0.00
Management fees	23,415.19

Total Expenses	38,756.28

Net Income (Loss)	$(132,179.25)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	110,247.84650	$10,267,313.85	$93.13
Current month additions	381.57424	35,000.00
Current month redemptions	(8,529.76852)	(783,562.65)
Net income (loss) for current month		(132,179.25)	(1.19)

Net asset value, end of current month	102,099.65222	$9,386,571.95	$91.94

	Monthly rate of return		-1.28%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$97,583.90
Unrealized trading gain (loss)	967,625.26
Less: Commissions	(36,749.05)
Less: Trading Fee paid to Managing Owner	(46,557.70)
Interest income	19,572.48

Total Income	1,001,474.89
EXPENSES
Broker service fees	39,283.22
Incentive fees	0.00
Management fees	67,039.23

Total Expenses	106,322.45

Net Income (Loss)	$895,152.44

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	280,314.84602	$25,185,062.21	$89.85
Current month additions	472.31872	43,975.59
Current month redemptions	(13,900.43880)	(1,253,497.92)
Net income (loss) for current month		895,152.44	3.34

Net asset value, end of current month	266,886.72594	$24,870,692.32	$93.19

	Monthly rate of return		3.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$995,448.25
Unrealized trading gain (loss)	3,200,514.84
Less: Commissions	(96,825.27)
Less: Trading Fee paid to Managing Owner	(121,689.97)
Interest income	49,298.11

Total Income	4,026,745.96
EXPENSES
Trading fees	0.00
Broker service fees	56,283.57
Incentive fees	214,191.40
Management fees	89,366.84

Total Expenses	359,841.81

Net Income (Loss)	$3,666,904.15

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	781,503.10900	$65,837,499.33	$84.24
Current month additions	278.56168	24,147.45
Current month redemptions	(64,251.69207)	(5,457,628.51)
Net income (loss) for current month		3,666,904.15	5.05

Net asset value, end of current month	717,529.97861	$64,070,922.42	$89.29

	Monthly rate of return		5.99%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$74,238.32
Unrealized trading gain (loss)	(291,577.90)
Less: Commissions	(22,730.62)
Less: Trading Fee paid to Managing Owner	(33,798.81)
Interest income	24,572.45

Total Income	(249,296.56)
EXPENSES
Trading fees	0.00
Broker service fees	16,077.74
Incentive fees	0.00
Management fees	93,063.76

Total Expenses	109,141.50

Net Income (Loss)	$(358,438.06)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	267,367.15171	$28,958,237.45	$108.31
Current month additions	1,211.05112	117,182.07
Current month redemptions	(21,420.04599)	(2,246,593.06)
Net income (loss) for current month		(358,438.06)	(1.21)

Net asset value, end of current month	247,158.15684	$26,470,388.40	$107.10

	Monthly rate of return		-1.12%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$140,026.35
Unrealized trading gain (loss)	1,386,255.89
Less: Commissions	(52,622.08)
Less: Trading Fee paid to Managing Owner	(66,678.84)
Interest income	28,030.74

Total Income	1,435,012.06
EXPENSES
Trading fees	0.00
Broker service fees	41,405.39
Incentive fees	0.00
Management fees	96,012.09

Total Expenses	137,417.48

Net Income (Loss)	$1,297,594.58

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	393,193.17436	$36,137,407.20	$91.91
Current month additions	472.31872	43,975.59
Current month redemptions	(20,152.34746)	(1,862,720.89)
Net income (loss) for current month		1,297,594.58	3.44

Net asset value, end of current month	373,513.14562	$35,616,256.48	$95.35

	Monthly rate of return		3.75%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES